Exhibit 10.14
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                            UNITED STATES OF AMERICA
                           DEPARTMENT OF THE TREASURY
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY


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In the Matter of:                   )
Goleta National Bank                )             AA-EC-02-18
Goleta, California                  )
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                    STIPULATION AND CONSENT TO THE ISSUANCE

                               OF A CONSENT ORDER

      The Comptroller of the Currency of the United States of America (Comptroller) has initiated cease and desist and civil money penalty order against Goleta National Bank, Goleta, California (Bank) pursuant to 12 U.S.C. 1818(b) and (i);

      The Bank, in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated October 28, 2002 (Order);

      In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

                                  Jurisdiction
                                  ------------

      (1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. 1 et seq.

      (2) The Comptroller is "the appropriate Federal banking agency" regarding the Bank pursuant to 12 U.S.C. 1813(q) and 1818(b) and (i).

      (3) The Bank is an "insured depository institution" within the meaning of 12 U.S.C. 1818(b)(1) and (i)

      (4) Through a Master Loan Agency Agreement dated August 11, 1999, as amended, the Bank initiated a program with ACE (the Program) whereby the Bank would make short-term consumer loans (Bank Payday Loans) to consumers at ACE's various retail locations throughout the United States. The Bank Payday Loans are or have been offered at ACE locations in approximately 24 states and the District of Columbia. The loans are made by the Bank, and, pursuant to 12 U.S.C. 85, the Bank charges an interest rate permissible under the laws of the United States for national banks located in the State of California. Shortly after origination, ACE purchases a 90-95% participation in the loans from the Bank. Subject to the Bank's supervision and direction, ACE performs marketing, servicing and collecting on the loans. As reflected in past statements, the Comptroller has substantial policy concerns regarding programs of this type. As described in the Order, the Program is being terminated.

                                   Article II

                                   Agreement
                                   ---------

      (1) The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller.

      (2) The Bank further agrees that said Order shall be deemed an "order issued with the consent of the depository institution" as defined in 12 U.S.C. 1818(h)(2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. 1818(i). Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller or his designee may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

      (3) The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency (OCC) has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the OCC's exercise of its supervisory responsibilities.

                                  Article III

                                    Waivers
                                    -------

      (1) The Bank, by signing this Stipulation and Consent, hereby waives:

          (a) the issuance of a Notice of Charges or Notice of Assessment of a Civil Money Penalty pursuant to 12 U.S.C. 1818(b) and (i);

          (b) any and all procedural rights available in connection with the issuance of the Order;

          (c) all rights to seek any type of administrative or judicial review of the Order; and

          (d) any and all rights to challenge or contest the validity of the Order.

                                   Article IV

                                  Other Action
                                  ------------

      (1) The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank, if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

      IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.





/s/                                                         10/28/02
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Ronald G. Schneck                                        Date
Director
Special Supervision/Fraud

      IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.



/s/                                                         10/25/02
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Michael A. Alexander                                      Date
/s/                                                       10/25/02


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Robert H. Bartlein                                        Date
/s/                                                       10/25/02


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Jean W. Blois                                             Date
/s/                                                       10/25/02


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Stephen W. Haley                                          Date
/s/                                                       10/25/02


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John D. Illgen                                            Date
/s/                                                       10/25/02


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Lynda J. Nahra                                            Date
/s/                                                       10/25/02


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William R. Peeples                                        Date
/s/                                                       10/25/02


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James R. Simms, Jr.                                       Date